UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                    July 16, 2019

Technical Communications Corporation

(Exact name of registrant as specified in its charter)

Massachusetts	001-34816	04-2295040
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 Domino Drive, Concord, MA	01742
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code                    (978) 287-5100

Not Applicable

(Former name or former address, if changed since last report.)

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	TCCO	NASDAQ Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 16, 2019, Technical Communications Corporation (the “Company”) received notice from the Nasdaq Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) indicating that staff (“Staff”) had determined to deny the Company’s request for continued listing on The Nasdaq Capital Market.

Previously on June 25, 2019, the Company received notification from Nasdaq that because the Company failed to maintain a minimum of $2,500,000 in stockholders’ equity, and since the Company did not meet the alternatives of market value of listed securities or net income from continuing operations, the Company no longer complied with Listing Rule 5550(b) for continued listing (the “Rule”). Pursuant to such notice, the Company was granted until July 8, 2019 to submit a plan to Nasdaq to regain compliance. The Company timely submitted such plan, but it was not accepted by Nasdaq.

According to the July 16, 2019 determination letter, trading of the Company’s common stock securities would be suspended from The Nasdaq Capital Market and the Company’s securities delisted from Nasdaq at the opening of business on July 25, 2019 unless the Company timely requested an appeal. On July 22, 2019 the Company timely submitted, and Nasdaq granted, a hearing before the Nasdaq Hearings Panel (the “Panel”), as a result of which the suspension of trading in the Company’s securities has been stayed until a final written decision by the Panel. The hearing before the Panel is scheduled for September 5, 2019. The Panel has the discretion to grant the Company an exception to the listing standard for a period not to exceed 180 days from the delisting determination to regain compliance with the Rule, suspend and delist the Company’s securities, or find the company in compliance with all listing standards.

Item 9.01	Financial Statements and Exhibits.

a.	Financial statements of businesses acquired. Not applicable.
b.	Pro forma financial information. Not applicable.
c.	Shell company transactions. Not applicable.
d.	Exhibits. Not applicable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Technical Communications Corporation

Dated: July 22, 2019	By:	/s/ Carl H. Guild, Jr.
Carl H. Guild, Jr.
President and Chief Executive Officer